Exhibit 12

UNITRIN, INC. AND SUBSIDIARIES

COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Dollars in Millions

	Years Ended December 31,
	2007		2006		2005		2004		2003
Income from Continuing Operations before Income Taxes and Equity in Net Income of Investee	$243.6		$370.0		$311.6		$310.7		$140.8
Fixed Charges, Excluding Capitalized Interest	98.0		84.1		71.7		66.2		60.5

Adjusted Earnings from Continuing Operations before Income Taxes and Fixed Charges	$341.6		$454.1		$383.3		$376.9		$201.3

Interest	$95.8		$82.0		$69.8		$64.4		$58.7
Rental Factor	2.2		2.1		1.9		1.8		1.8
Capitalized Interest	0.3

Total Fixed Charges	$98.3		$84.1		$71.7		$66.2		$60.5

Ratio of Earnings to Fixed Charges	3.5	x	5.4	x	5.3	x	5.7	x	3.3	x

The ratios of earnings to fixed charges have been computed on a consolidated basis by dividing earnings from continuing operations before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and a factor for interest included in rent expense. Income from Continuing Operations before Income Taxes and Equity in Net Income of Investee has the meaning as set forth in the Consolidated Statements of Income included in this 2007 Annual Report on Form 10-K.